Exhibit 99.1

CORPORATE PARTICIPANTS
Shirley Stacy Align Technology, Inc. - VP, Corporate Communications and IR
Joe Hogan Align Technology, Inc. - Present & CEO
David White Align Technology, Inc. - CFO

CONFERENCE CALL PARTICIPANTS
Robert Jones Goldman Sachs - Analyst
Steve Beuchaw Morgan Stanley - Analyst
Jon Block Stifel Nicolaus & Company - Analyst
John Kreger William Blair & Company - Analyst
Jeff Johnson Robert W. Baird & Company, Inc. - Analyst
Brandon Couillard Jefferies LLC - Analyst
Glen Santangelo Credit Suisse - Analyst

PRESENTATION

Operator

Greetings. Welcome to the Align Technology, Incorporated second-quarter 2015 financial results conference call.

(Operator Instructions)

As a reminder this conference is being recorded. I would now like to turn the conference over to your host, Shirley Stacy, Vice President Corporate and Investor Communications for Align Technology. Thank you. You may begin.

Shirley Stacy - Align Technology, Inc. - VP, Corporate Communications and IR

Good afternoon, and thank you for joining us. I'm Shirley Stacy, Vice President of Corporate Communications and Investor Relations. Joining me for today's call is Joe Hogan, President and CEO, and David White, CFO. We issued our second-quarter 2015 financial results today via market wire which is available on our website at investor.aligntech.com. Today's conference call is being audio webcast and will be archived on our website for approximately 12 months. A telephone replay will be available today by approximate 5:30 PM Eastern time through 5:30 PM Eastern time on July 30. To access the telephone replay, domestic callers should dial 877-660-6853 with conference number 13612927 followed by pound. International callers should dial 201-612-7415 with the same conference number.

As a reminder, the information that the presenters discuss today will include forward-looking statements, including statements about Align's future events, product outlook, and the expected financial results for the third-quarter 2015. These forward-looking statements are only predictions and involve risks and uncertainties that are set forth in more detail in our most recent periodic reports filed with the Securities and Exchange Commission. Actual results may vary significantly and Align expressly assumes no obligation to update any forward-looking statements. We've posted a set of GAAP and non-GAAP historical financial statements including the corresponding reconciliations and our second-quarter conference call slides on our website under quarterly results. Please refer to these files for more detailed information. With that, I will turn the call over to Align Technology's President and CEO, Joe Hogan. Joe?

Joe Hogan - Align Technology, Inc. - Present & CEO

Thanks, Shirley. Good afternoon, and thanks for joining us. It's a pleasure for me to be here today reporting my first quarter with Align. On our call today, I'll provide some financial highlights and then briefly discuss the performance of our two operating segments, Invisalign Clear Aligners and Scanner & Services. David will provide more detail on our financials and discuss our outlook for the third quarter. Our second-quarter results were good, driven by strong Invisalign case volume, up 10.5%

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

sequentially, and 21% year over year, with growth across all customer channels and geographies. North America volumes grew 17% year over year, and our international geographies were up 30% compared to last year. Revenue was near the high end of our guidance reflecting better than expected volumes, offset somewhat by lower ASPs.

On a constant currency basis, total Q2 revenues were up 14.2% year over year, and clear aligner revenues were up 17.5% year over year. In North America, Invisalign volume was driven by growth in both ortho and GP customers. We had another record quarter for North American ortho utilization with an increase to 9.5 cases per doctor. North American GP dentist utilization grew slightly to three cases per doctor in conjunction with a significant increase in the base of our GP dentist customers. We trained about 1,000 doctors during Q2, one of our highest training quarters ever and have more active GPs than ever. I'll share a few highlights from North America. We're continuing to implement our sales expansion program and are making progress. Our new approach to customer segmentation and partnering with our customers' practices has been received very positively by our doctors, including the addition of our strategic account manager role for our high volume and multi-off customers.

The increase in sales reps has increased doctor touch points in both numbers and frequency. Our Invisalign Express 5 promotion was well received by customers and resulted in a better-than-expected uptake in volume and mix shift to entry-level products this quarter. In Q3, we adjusted the E5 promotion to support the launch of our new single arch aligners offering. Invisalign volume for international doctors continues to be strong for both EMEA and Asia-Pacific reflecting ongoing adoption and expansion of our customer base. We had record volume in most every major country in Europe as well as China, Japan, South East Asia, and Taiwan. A few highlights from EMEA. 27% year-over-year shipment growth driven by continued strong growth in Spain as well as France, UK, and Italy. Our performance has been driven by a significant increase in utilization, up 1.6 cases per doctor following the recent launches of Invisalign G5 and G6 as well as ClinCheck Pro. We continue to benefit strongly from our focused sales approach due to each of our markets, as well as from our newly integrated markets in Scandinavia and Eastern Europe which are showing very good growth.

A few highlights for Asia-Pacific. 39% year-over-year shipment growth driven by China, Japan, Southeast Asia, and Taiwan, which is now a direct sales country for us. We ran a very successful Invisalign forum in China with over 400 doctors from the private sector supporting our drive for broader penetration our the market. China is now our largest Invisalign market in Asia-Pacific. In the important teen segment, the total number of Invisalign cases in Q2 increased 18% year over year reflecting a good start to the teen orthodontics season. We are looking forward to a busy summer, especially in the North American ortho channel where teenage cases were up 22% year over year in Q2. Product innovation aims to create greater doctor preference for Invisalign by delivering new features and functionality to help doctors treat more patients and more complex cases within Invisalign.

We continue to make progress with the launch of our Invisalign G6; that's our solution for the first premolar extraction cases. Early signs are very promising around adoption of Invisalign G6, which is very important for the complex treatment needs in Asia and ClinCheck Pro which has now been adopted by over 60% of our customers since its launch earlier this year. In Q2, our Scanner & Services business revenues were down sequentially as expected given launch. Not yet available, our next generation iTero Element scanner. Interest and demand for our new scanner has been very strong and we expect upcoming availability and shipping of the scanner in Q3 to help resume top-line growth. We first previewed the iTero Element at the IDS show in Germany this past March. Then at the AAO in San Francisco in May and at our recent Invisalign GP summit in Las Vegas early this month. I've seen the iTero Element in action and the enthusiasm from our customers piloting is contagious.

Let me give you an example of how different this scanner is. At the GP summit, we had a scanning competition among practice staff where they competed for the fastest scan time. The winning time was 2 minutes and 16 seconds and all finalists were under three minutes. That's a big game changer in terms of efficiency of a patient appointment and the practice. Immediately after the contest was over, doctors placed orders for 35 scanners. In total at the summit, we took orders for more than 100 new iTero Element scanners. All attendees left the summit with a clear vision of what the future of iTero Element can offer and highly motivated about what it can do in their practice. For Q2, total orders for iTero Element were about 700 scanners, 2 times higher than total scanner orders a year ago. While this was my first Invisalign summit, our broader team and many of our attendees have remarked that it was the best GP summit ever in terms of doctor participation, energy, excitement, and commitment to do more.

Many doctors expressed the recognition of our North American go-to-market changes with the number of sales reps and the quality of the calls. And they also recognized recent improvements to customer experience. Our keynote message of Invisalign as everyday dentistry really resonated with them. And they're beginning to see beyond just straightening of teeth to the continuum of oral care and patient health with us. Consumer interest in Invisalign brand continued to be strong in Q2 with over 1.3 million unique visitors to Invisalign.com, doctor locator searches were up 26% year over year, and consumer requests for more information up 27% year over year in North America. We also saw increased awareness with over 534,000 people visiting EMEA websites in Q2, 157,000 of them searching for an Invisalign provider, and 3 times growth in the Invisalign social media community over the last year and a half.

Before I turn it over to David, I'd like to share some of my initial observations and areas of focus over the next few months. I've spent the past six out of eight weeks visiting our key locations in North America, EMEA, and Israel, and I feel like I'm ramping up pretty quickly. The changes in our North American sales organization were absolutely needed. I like the way the resources have been aligned and how we have subsegmented the ortho and GP customers. In the second half, we will grow out our North American team even further with the addition of an inside sales program to further support customers, particularly newly trained and lower volume doctors. Invisalign is not just a simple piece of plastic. I can't stress that enough. Our stereolithography manufacturing progress which created 150,000 aligners each day, each one being unique, along with our treatment planning technology, represents one of the most automated processes I've ever seen.

Together, these capabilities deliver very compelling treatment planning and manufacturing process that predictively moves teeth. Align has built a huge amount of accumulated know-how and IP that make me feel very confident of our competitive position going forward. International has experienced more direct competition in certain markets

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

in North America, and we have proven, we can be effective in diverse markets and maintain ASPs net of foreign exchange. I'm impressed with our Company and the progress we continue to make globally. International growth and expansion has been tremendous and is the biggest opportunity for us as we go forward.

For that reason today, we're announcing changes to better support regional growth and priorities and to extend best practices across the Company. Raphael Pascaud has done a terrific job leading the international organization and has delivered geographic expansion, adoption, and best practice across EMEA and APAC. He is now going to focus his attention and skills on our global marketing and business development efforts. With this change, all three sales regions, North America, EMEA, and APAC, will now report directly to me. My experience tells me that this is the best way to stay in touch with the pulse of the business and to provide the insight and direction each region needs to continue to grow.

Finally, a focus on customers is not new to Align or to most global companies. Most successful organizations have recognized the strategic value by having a customer-centric focus has on growth and value creation. One of the key metrics used for measuring customer experience is Net Promoter Score or NPS. There is a high correlation between NPS and growth, both in terms of revenue and profitability. I introduced NPS in GE Healthcare and also ABB, so I'm pleased to see it at Align. We began our customer experience initiatives several years ago, and we are committed to delivering a better customer experience for our doctors and their patients. Our goal is to continue to improve how customers experience our products and services, our businesses, processes, and interactions with them in the Invisalign and iTero brands.

Over the past two years, we've made improvements in each of these areas and as a result, our key customer experience measure for success our Net Promoter Score, or NPS, has continued to rise. Our promoters do 2 times the cases of our detractors and we believe that improving our customer experience and NPS will further increase volume over time. To that end, I'm pleased to announce that we recently implemented a new policy that more closely aligns our business with the way our customers manage their practices and treat patients. The new policy is called Additional Aligners at No Charge and it addressed our number one complaint from customers. We've historically charged customers for additional aligners ordered to be on those covered by the initial treatment plan.

With this policy, Align will no longer distinguish between mid-course corrections and case refinements and will allow doctors to order additional aligners to address either treatment need at no charge. We expect this now policy will result in significant improvement in customer satisfaction and loyalty, which we believe will help increase Invisalign utilization and volume over time. David will walk you through the details of the new policy and the impact on our deferred revenues. And with that, I'll now turn it over to David for a review of our Q2 financial results.

David White - Align Technology, Inc. - CFO

Thanks, Joe. Let's review our second-quarter financial results. Revenue for the second quarter was $209.5 million, up 5.8% from the prior quarter and up 8.8% from the corresponding quarter a year ago. On a constant currency basis, consolidated worldwide revenues were up 14.2% year over year. Second-quarter Clear Aligner revenue of $200.8 million was up 7.4% sequentially and 11.7% year over year. On a constant currency basis, Clear Aligners revenues were up 17.5% year over year. The sequential revenue growth reflected higher volumes across all of our major geographies and channels, offset by lower worldwide ASPs. Q2 ASPs were down sequentially about $35, which is primarily due to higher promotional discounts, higher revenue deferrals as we treat more complex cases, and foreign exchange.

These costs were only partially mitigated by a price increase we implemented in North America. While that price increase took affect April 1, 2015, it only had a partial impact on the quarter as we work through orders placed at the older price. The largest promotional impact on ASP was related to a new staff aligner promotion launched in North America in February. This promotion allows active Invisalign trained doctors who meet certain criteria to treat one staff member per year at a reduced price. The promotion is intended to increase practice utilization, especially among low-volume customers as staff members experience firsthand an Invisalign treatment and have opportunity to share their experience with their patients.

We ran a similar program across EMEA last year, albeit on a much smaller scale. While it is still very early in terms of this promotion, that group of participating EMEA doctors has grown 10% faster than nonparticipating doctors. Our year-over-year revenue growth reflected Invisalign case volume growth across all customer channels, partially offset by lower ASPs primarily related to foreign exchange rates and higher revenue deferrals as just mentioned. For the second quarter, total Invisalign shipments of 144,600 cases were up 10.6% sequentially, reflecting growth from our international and North American customers. Year-over-year case volume growth was 21.2%, reflecting continued strength in international, as well as growth from our North American orthodontists, and to a lesser extent, our North American GP dentists. For North American orthodontists, Q2 Invisalign cases were up 7.9% sequentially and up 21.6% year over year. For North American GP dentists, case volume was up 11.1% sequentially and 13% year over year.

For international doctors, Invisalign case volume was up 13.3% sequentially and 30.4% year over year. Q2 marks the seventh consecutive quarter of greater than 25% growth from our international region. Worldwide Invisalign utilization in Q2 was 4.6 cases per doctor, up slightly from 4.4 in Q2 last year. North America ortho utilization of 9.5 was a new record, increasing from 8.4 in the prior year. North America GP utilization of 3.0 was up slightly from 2.9 in the prior year. And international doctor utilization of 4.6 was up slightly from 4.5 in the prior year. In Q2, we added 2,555 new Invisalign doctors worldwide. 1,120 of which were new North American doctors, and 1,335 of which were new international doctors.

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

Our Scanner & Services segment was down sequentially as expected due primarily to the announcement of our next generation iTero Element intraoral scanner in March. Second-quarter revenue of $8.7 million decreased 21.6% sequentially and 32.2% year over year, reflecting reduced pricing for the current iTero scanner as well as lower scanner volumes as some customers delayed purchase decisions and many others ordered our new iTero Element which is expected to commence shipping in North America in the third quarter.

Moving on to gross margin. Second-quarter overall gross margin was 75.7%, down sequentially 0.6 points and up 0.1 point year over year. Clear Aligner gross margin for the second quarter was 78.3%, down 0.8 points sequentially and down 0.5 points year over year. The sequential decrease was primarily the result of lower ASPs, as previously discussed, and increased training events which are only marginally profitable. Q2 gross margin for our scanner segment was 15%, down 13.3 points sequentially and down 14.5 points year over year, both as a result of lower volumes and pricing on our iTero 2.9 scanner. Q2 operating expenses were $116.3 million, up sequentially by $14.1 million.

This quarter-over-quarter increase reflects the impact of two items. First, Q1 operating expenses included a $6.8 million benefit for the refund of medical device excise taxes paid in 2013. And secondly, increased spending of $7.3 million related to salesforce expansion and other investments. On a year-over-year basis, Q2 operating expenses were up $19.6 million, which relates primarily to similar investments, and our ERP implementation project which were partially offset by the benefit from foreign exchange rates. Also recall that Q2 2014 benefited from a medical device excise tax refund of $1.2 million. Our second-quarter operating margin was 20.2%, down 4.5 points sequentially and down 5.1 points year over year. The sequential decrease in operating margin relates primarily to the medical device excise tax benefit recorded in the first quarter, which contributed 3.4 points. The balance of the sequential decrease was approximately split equally between lower gross margins and higher operating expenses.

The year-over-year decrease is primarily the result of investment in the business related to sales expansion, R&D, and ERP, as well as foreign exchange rates. With regard to our second-quarter tax provision, our tax rate was 26.2%, up 2.4 points from our Q1 tax rate. This is primarily due to a higher percentage of certain nondeductible expenses. Second quarter diluted earnings per share was $0.39 compared to $0.44 in Q1, and $0.43 reported in the same quarter last year. Altogether, the year-over-year impact from foreign exchange as a result of the stronger US dollar, including the decline on revenues, the benefit on our non-US dollar operating expenses, together with currency exchange losses reported in other income and expense, was $0.03 per share.

Moving on to the balance sheet. Capital expenditures for the second quarter were $10.5 million, primarily relating to manufacturing equipment and setup cost for a second manufacturing facility in Juarez, Mexico for additional capacity, as well as additional costs capitalized on our ERP project. Cash flow from operations for the second quarter was $62.9 million, and free cash flow for the second quarter, defined as cash flow from operations less capital expenditures, amounted to $52.4 million. During the second quarter, we paid out $70 million under an accelerated stock repurchase plan in which we received an initial delivery of approximately 824 shares of our common stock. Cash, cash equivalents, and marketable securities, including both short and long-term investments were $596.7 million. This compared to $602.6 million at the end of 2014, a decrease of approximately $5.9 million.

With that, let's now turn to our business outlook for the third quarter and the factors that inform our view. Starting with the demand outlook. We're pleased with our business, especially continued growth from our international regions and progress in North America. For North America, most teen case starts occur in the summer months, and we expect to have a busy teen season with orthos in Q3. Conversely, Q3 is typically a seasonally slower quarter for our North American GPs. While we have made progress in North America with both orthos in GPs and expect to see some benefit from our investments in salesforce expansion, consistent with historical seasonal trends, we are expecting North America volumes to be down slightly quarter over quarter.

In our international markets, our European doctors typically spend fewer days in the office due to summer vacations and extended holidays. China, which has now become the largest Invisalign market in the Asia-Pacific region, is beginning to offset some of the seasonality we've typically experienced in the southern European countries. Notwithstanding this factor, however, we anticipate Invisalign international and Invisalign case shipments to be down to flat sequentially in Q2. We expect our Scanner & Services business to be up sequentially with commercial availability of our new iTero Element commencing in Q3.

Before I turn to our outlook for Q3, I want to provide you with the financial implications of our new additional aligner policy beginning in Q3. These changes apply to all new Invisalign full, teen, and assist products, our full product group, shipped worldwide after July 18, 2015, as well as any open Invisalign full, teen, or assist cases started prior to this product policy change. As a result, beginning in Q3, 2015, our deferrals will increase as we will now recognize lower revenue as a result of providing these additional aligner at no charge, and the grandfathering of over 1 million open cases. The effect on our future revenues is twofold. The first is an increase in the amount we defer for each new case we ship. The second impact is that revenue recognized on each additional aligner shipment will be lower than the amount we have historically recognized until these grandfathered cases complete. The revenue recognized for each additional aligner shipment, however, will not offset the higher deferrals for new cases for at least two years.

As a result, we expect Invisalign Clear Aligner net revenues for Q3 2015 and Q4 2015 to be lower as a result of this change by approximately $6 million to $7 million and $7 million to $8 million respectively. One should note that we increased Invisalign prices in North America in Q2 and internationally in Q3 this year. While these price increases largely offset the economic costs of this policy change, they do not adequately cover the increase in deferred revenues due to grandfathered cases. While this policy change will slightly impact build revenue because we will no longer charge for the additional aligners, the change is immaterial to our cash flows. And as Joe mentioned, this new policy is very customer friendly, and we believe it will drive further adoption of Invisalign and increased volumes.

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

With this as a backdrop, we expect the third quarter to shape up as follows. Invisalign case volume is anticipated to be in the range of 141,800 to 144,300 cases, up approximately 18.5% to 20.6% over the same period a year ago. We expect Q3 net revenues to be in the range of $201.4 million to $205.7 million. On a comparative basis using constant currencies, and normalizing for the impact on revenue of our new additional aligner policy, our Q3 revenue growth for Clear Aligners would be 13.9% to 16.5% when compared to the same quarter last year. We expect gross margin to be in the range of 74.5% to 75.1%, down only slightly quarter over quarter, primarily as a result of the additional aligner policy change and a higher mix of iTero scanner business. We expect operating expenses to be in the range of $119.5 to $120.9 million.

The sequential increase in operating expense reflects further investments to support our continued international growth and expansion. One time cost of approximately $2 million, primarily associated with severance cost for the organizational changes we announced earlier today. Our operating margin should be in the range of 15.1% to 16.4%. Our effective tax rate should be approximately 24%. And diluted shares outstanding should be approximately 81.2 million. Taken together, we expect diluted EPS to be in a range of $0.28 to $0.31. Recognizing that there are a lot of moving parts, let me summarize how we see the year shaping up with these impacts included. First of all from a volume standpoint, we see year-over-year Invisalign growth at to slightly above the midpoint of our 15% to 25% long-term model for revenue.

Our North America and international businesses are both responding to investments we've made, and we believe they will respond to continued investment given our significant under penetration of the market. As for revenue, however, 2015 has been impacted by significant currency movement when compared to last year. We have seen a further weakening of the euro and other currencies since we first gave our 2015 preview during our Q4 earnings call in January. On top of this impact, our new additional aligner policy will impact 2015 revenue by approximately $13 million to $15 million. We believe the added volumes we're seeing, however, will largely offset both of these factors. As such, on a net all in basis, we believe our 2015 revenue growth will still be somewhere in the low-double-digit range consistent with our comments in January, and notwithstanding these impacts.

From an operating margin standpoint, the incremental impact from FX, the impact from the new additional aligner policy, as well as 1 point impact from higher cost for ERP will also be, to some extent, offset by higher volumes. As a result, we believe our 2015 operating margins will be on the order of 4 to 5 points below those reported in 2014. This, too, is largely consistent with our comments back in January. Notwithstanding these moving parts, 2015 is shaping up well, and our underlying demand for Invisalign remains very good. With that, I'll turn the time back to Joe.

Joe Hogan - Align Technology, Inc. - Present & CEO

Thanks, David. Overall, I'm pleased with the Q2 volume growth and continued strength in our international business. We are making progress and we have a lot of positive momentum. On top of my priorities for the first few months is to get product feedback from our customers, gain insight into their practices, and understand how we can better serve their needs. While I'm still coming up to speed on many things, after spending the last several weeks on the road meeting with customers and employees, I believe that I have a good understanding of our business, and believe that we have many of the key drivers to further our success. As we scale our business, international is key driver of that growth. The best person to create a unified marketing strategy for the Company that leverages opportunities, resources, and best practices globally is Raph. He understands our business and customer dynamic in international markets and will likely get up to speed in North America. He also has a real passion for improving customer experience that is in line with our goals for the Company.

In summary, we are making positive and forward-looking changes for the Company. We just reported a solid quarter of growth, and we are making measurable progress in improving our customer experience worldwide. We talk about our opportunities because we have a lot of them. Simplifying and unifying our sales and marketing across all regions is an important part of seeing and seizing these opportunities while delivering the best products and experiences for our customers and their patients. I'm confident that these changes will help accelerate our progress and continued success. Thank you for your time today. I look forward to meeting our shareholders and analysts over the coming months. With that, I will now open the call to your questions. Operator?

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question is from Robert Jones with Goldman Sachs.

Robert Jones - Goldman Sachs - Analyst

Thanks for the questions and welcome, Joe. Just a couple of questions on the case growth for the year. It looks like you're saying we should expect case growth of about the 20% range based on what you've year to date as well is a 3Q guide. It looks like for 4Q you're actually planning on quite a bit of acceleration, by my math well north of 20%. I'm just curious A, is that the right way to think about how you guys are seeing the back half on a case growth basis and then two, is there anything that gives you greater visibility into 4Q relative to where we are in the year today?

Joe Hogan - Align Technology, Inc. - Present & CEO

Robert, first of all your assessment is correct in the sense that we are looking at a pretty big uplift in the second half versus the first half. This positive momentum we talked about in the case growth side, you can see that, you can see international is very strong. You can see that the ortho side in the United States has been strong, too. So as far as the clarity of it, it's based on that momentum, some historical precedents that we have. And also relying on the investments we've made, particularly in the North American market internationally for increased resources to help you drive that.

Robert Jones - Goldman Sachs - Analyst

That makes sense. And then I guess, David, I guess if we could follow up on the policy change. Anything you can share on what you'd expect the eventual increase to be? I'm just trying to get a sense of how big of a barrier to growth had this been that you guys obviously felt the need to put in place this new policy?

David White - Align Technology, Inc. - CFO

Well, let's see if I can answer it a couple of ways here. When we have looked and polled customers as to their Invisalign experience and how we can improve upon that experience, this particular policy change has been the number one item they have asked for. When we look at those customers who are promoters and we compare their growth rates against detractors, we know that whenever we can move a customer who is a detractor or even a passive into a position where they are a promoter, we see significant uptick in volumes as a result. So the policy change is related to that, and trying to see if we can't capture additional opportunities to further growing the Company.

The unfortunate consequence of it is that it requires us to change our deferral and the estimates that we use for deferrals. So when we measure our results going forward, the year-over-year comparisons are going to be a little tough to make year over year until that kind of normalizes out. And that will take at least one year for the year-over-year comps to normalize out. And then probably a couple of years before all of those grandfathered cases work them out and we actually get back to a more normalized operating model.

Robert Jones - Goldman Sachs - Analyst

That's helpful. Thanks.

Operator

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

Our next question is from Steve Beuchaw from Morgan Stanley.

Steve Beuchaw - Morgan Stanley - Analyst

Hi, thanks for taking the questions, everyone. My first question is actually on the experience that you've had, Joe, as you have been out talking to customers over the last six months or so. One of the things that I have heard from customers that I thought you might want to touch on here and not necessarily the initial days but within your first 12 to 18 months is how the Company thinks about using data and how the Company thinks about interacting with the consumer, also the patient?

I wonder as you look at how the Company has positioned itself with social media and outreach, and how the Company has used information that it's obtained from customers. Let's say visiting the website. And what are you thinking about how you might use that data more powerfully going forward? And then I have a follow-up.

Joe Hogan - Align Technology, Inc. - Present & CEO

Steve, I've been impressed since I've been here. My experience has always been to B2B businesses, and obviously we have both here. I call B2B as moving into the ortho or dentistry side and B2C is what we do in consumers. If I look at the work on consumers, I see it's very well balanced. I think in a sense of using social media, using print media, and there's a lot of experience here over the years in the sense of what's effective and what's not effective in excessive spend. I'm amazed that we could see the statistics that I referenced in the opening in the sense of the 27% increase overall in web business, the conversation of web business into actual units going on the doc locator. So I feel good about that. I'm hoping I'm answering your question.

Secondly, when I see customers, I get two comments all the time. One is, I don't like where I am on doc locator, okay? And that means a lot to me. That means they watch that. It means a whole lot. They know we're generating demand for them. And really the best businesses I have ever been in is when we had customers that looked to the business for demand generation and our customers certainly do that and we do that through our consumer efforts. Secondly, the question that I heard about were the issues on aligners and having mid-course corrections or whatever. And that was another thing that we wanted to emphasize in the sense of our customer NPS scores. That was really the number one reason and I almost never got out of a doctor's office without that being mentioned. So we're trying to improve that customer experience both in consumer standpoint and also B2B standpoint, and from what I've seen, I think we're making great strides here over the last year.

Steve Beuchaw - Morgan Stanley - Analyst

Okay. My follow-up is related to volume growth. You guys are taking the volume growth expectations to essentially 20% or better. I think that figure previously was somewhat lower, say north of 15% but less than 20%. If you had to pick one thing that you've seen incrementally to get you more comfortable with the outlook, what might that be? As a corollary to that, can you comment on not necessarily for 2015, but how you think about let's say over the next year the interoperability arrangement that you have with Sirona contributing to the growth story? Thanks so much.

Joe Hogan - Align Technology, Inc. - Present & CEO

Steve, I'm going to let Dave answer that. I think he can be more specific than I can at this point.

David White - Align Technology, Inc. - CFO

Steve, you know I think as we look at our first-quarter performance and we look at our second-quarter performance, and we measure that against historical patterns here in the Company. The second quarter, in particular, we began to see significant divergence between year-over-year case volume growth and what we have experienced historically when we look at Q2 over Q2 in 2011, 2012, 2013, 2014, we are seeing a gap widening there. And that gap is partly what is giving us confidence that we are going to see a stronger second half. So that's the analytical side of it, and there's clearly more behind that. But at the highest level, that's probably the analytical side of it.

But on the other piece of it, which is more qualitative, is the fact that we've been doing this for a long time in terms of making investments in our go-to-market coverage, our geographies we're expanding into and so forth. And what we note is that when we invest directly in go-to-market, we see a response. We made the largest step up in investment, I think in the history of the Company starting in January, and particularly targeted North America, but not discriminating against the international side of it as well. We're seeing a response to that. And so we're trying to invest into it and keep the growth of the Company moving forward. And testing, you know, just how we continue to go to markets and invest, and what works and what doesn't. We tried different promotions and all these things play together collectively to tell us that we are seeing some traction.

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

On the Sirona question, while we've qualified the scanner, their software updates are still going through testing at this point in time and final qualification. It's supposed to be released later this year. I don't know what the specific date is. You might find something on their website in that regard or from them. It's moving forward. But when you look at the uplift, I think we've talked about this perhaps in another analyst meeting or earnings call, is the fact that when you look at where most of their installed base is, particularly on the scanner that we are qualifying, most of it is overseas. A lot of it is in GP practice.

Most of our effort internationally is on the ortho side. So while we think it's important, and why we think it will play to our strategy of continuing to become more relevant in the GP practice, we don't see it creating an immediate type of uplift in our business, and we think it's going to be a longer journey before we'll actually see a blip in the radar on it.

Steve Beuchaw - Morgan Stanley - Analyst

Thanks for all the color, guys.

Operator

Our next question is from Jon Block with Stifel Nicolaus.

Jon Block - Stifel Nicolaus & Company - Analyst

Great. Thanks, and good afternoon, guys. Joe, maybe the first one for you. In EMEA, you guys have reaccelerated the growth pretty handily and you call out markets like Spain, France, Italy, I mean, not really the strongest collection of economies. And I noticed slightly lower penetration over there, but can you talk to what's allowed, the reacceleration, the 25% to 30% growth? Maybe if you can address the sustainability of that, number one? And number two, is there anything you're doing differently over there? Any secret sauce in how you're attacking those markets that arguably could be transferable to the North American market?

Joe Hogan - Align Technology, Inc. - Present & CEO

Jon, a good question. I went to Israel in the first couple weeks I was here to check out the scanner and then up to Amsterdam to really visit some customers and do some reviews with the team. I would say, it's funny how Europe is since individual countries, as you know, with the different economies and there's different drivers in those industries. And what Raph and the team have done is they have done a terrific job of being able to figure out in which one of those countries certain formulas actually work for penetration. And even in countries as pressured as Spain, which is a great example, that drove an incredible amount of penetration in a relatively short amount of time by actually concentrating resources in certain ways on those customers to bring them up to speed quickly, to make them effective, and then they feel confident in a sense of we can move teeth and we can move them predictably.

And it also creates a -- that success creates others wanting to have that success, too. In the UK, on the other end, it hasn't fairly been an orthodontic push as much as GP. And there's a different formula to go after GP in the UK also. So Jon, just in the time that we have here, I'd say we have learned a lot there. Raph and the team have applied it well, and there is some things honestly we feel we can translate back to North America that could help our efforts here as we target different market segments in different countries.

Jon Block - Stifel Nicolaus & Company - Analyst

Okay, great. Thanks for that. And just a follow-up. Maybe you can touch on why now for the additional aligners at no charge? What are you hearing from the field? Why is the proper time now? And then David, to your earlier remarks, obviously people don't want to pay extra, I get it. But what's interesting here is at the same time, you're also hitting them with a list in the increased price yet you say you're increasing the goodwill. So can you talk about those dynamics? I guess, what do they want? They want predictability. They're willing to pay a little bit more on list, sort of be assured that they're not going to have additional out-of-pocket expenses as the case progresses. If you can talk to those dynamics. Thanks, guys.

Joe Hogan - Align Technology, Inc. - Present & CEO

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

Jon, let me start off and then I'll turn it over to David because David has more experience in this, too. I think as you get into this business and you look at this and the customer calls and stuff I've made just initially, we hear about this additional aligner thing is an incredible irritant to our customer base. And it is for a lot of reasons, but it creates uncertainty. And I think -- we're working with doctors. Doctors want more certainty and patients want more certainty. And we feel like this gives them that kind of control or feeling of what that certainty is. I think it's as much subjective as it is objective. It's something that's been around a long time. As I talked to the Align personnel too, many of them say we should have done this eight years ago because we've known what this issue is and really haven't addressed it. It wasn't until the NPS score came in and we could really weigh what this meant to our business I think that it gave us the determination to take the next steps and to make that change. David, I'll let you.

David White - Align Technology, Inc. - CFO

I just had one comment in answer to your question about why now? It is a decision that we made but obviously, but it isn't one that we made overnight, or have made recently. The actual mechanisms and so forth that got put into motion on this actually started on it a few years ago. And as you can imagine, there is a fair amount of infrastructure in the Company. It may sound like a simple change. But there are a number of nuances associated with it that have required IT development efforts, and so forth, and other changes that have taken us a while to build, to test, and to launch. So it isn't a decision that's been made overnight. It's been in the workings for a long time.

As it relates to the things that customers are trying to avoid that you mentioned about the price increase and so forth, you know, we've had a practice of raising prices modestly every couple of years. And typically, North America and international have been kind of a little bit out of sync on that as we weren't doing them necessarily at the same time. But we felt that we were creating value here for the doctors and their patients that you know helped substantiate the timing for the price increase as well, which is roughly two years since our last price increases. And in terms of things we are trying to avoid, you heard Joe's comments, you hear comments from doctors about they have a patient that you know has gone off to school, and they are in the middle of treatment, and they get behind and they come back at Thanksgiving.

And you know, the doctors used to start worrying under the old policy about them coming to the end of the runway when they would have to start paying for it. So that put urgencies on their part and so forth. So lots of different kinds of personal circumstances could come up in the lives of the patients that our policy didn't particularly respond very well to. And the interesting thing about it is the way the doctors treat their patients is they quote the patient a price at the beginning of the treatment. Their expectation and the patient's expectation is that's the price.

And when you look at wires and brackets, if it winds up taking a little bit longer to treat, well, it's still one price. And yet in our case, if it wound up taking little bit longer to treat, they ran into the risk that the cost to the doctor would potentially go up. So this just tends to align our, as Joe commented in his prepared remarks, it just aligns our business practice to the way our doctors practice with the patient.

Joe Hogan - Align Technology, Inc. - Present & CEO

Jon, I'd add one more thing on the price question, too. We put a lot of technology in this market over the last few years when you think G4, G5, and the announcement of G6. We need a certain amount of payback for that investment, also. So these kind of price increases are putting value in the marketplace, and to emphasize what David said, we look at we're creating value for customers, and we feel that we should be paid for that also, and that's part of the thought process in that price increase.

Jon Block - Stifel Nicolaus & Company - Analyst

Perfect, thank you, guys.

Shirley Stacy - Align Technology, Inc. - VP, Corporate Communications and IR

Thanks, Jon, next question.

Operator

Our next question is from John Kreger from William Blair.

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

John Kreger - William Blair & Company - Analyst

Thanks very much. David, maybe could you just give us a little bit more numbers on the new strategy around additional alignments -- aligners? Can you talk about what's the percentage of cases that actually end up ordering it? And how many are we talking about? Any numbers you can give us there.

David White - Align Technology, Inc. - CFO

We don't typically disclose what percentage of cases require refinements. It is varied when you actually kind of dig down into it, it's varied by geography. We see more case refinements and so forth internationally than what we do domestically. Some of that is driven by the fact that they are treating more complex cases in some of those geographies. And particularly when you get to APAC we see that. And so you know, as we have looked at the incidents, you might say, of refinement and so forth, our trend has been that it has been going up over time. And it seems to correlate very closely with the degree or complexity of the cases that we are beginning to treat. And so those are the kind of the trend lines. And this policy will just simply make it easier for the doctors to do that without creating additional friction for doing what's right for the patient.

John Kreger - William Blair & Company - Analyst

Great, thanks. Then as a follow-up, Joe, I know you've spent a lot of your initial days talking to customers. Beyond their experience with Invisalign, what else are they telling you? Just curious how are they feeling about their practice, is their business getting better or worse given the economy? And are you seeing any interesting changes on the competitive front, kind of in the lower complexity end of your market?

Joe Hogan - Align Technology, Inc. - Present & CEO

John, I think you know, right in line with what I think the statistics you see in the dental market right now. Most of the people out there are experiencing growth year over year. And it looks like it's -- this year looks very strong, one of the strongest years that they've had. Overall, there's a difference between the primary care side and the ortho side, but you know both of them are reporting really a pretty good business environment right now as you know most of the United States is going through. As far as you know what customers are thinking and talking about also from an alliance standpoint and how we interface with them is, it's often when you talk to them, I'm asking a lot of just detailed questions about customers and how the technology works and what's happened over the years. And you see a lot of enthusiasm for the product.

I think not being here three or four years ago, I think there's a lot of skepticism in the marketplace that we can move teeth predictably and then finish cases well. Many of the doctors I talked to, in fact all of them, none of them doubt that we can do the things we are doing. They get excited about new products like G5 and G6 and the complexity cases that David talked about, too. Overall, these have been good conversations outside of some areas that we need to address like we just have from a customer engagement standpoint and that customer satisfaction standpoint. But in that, a pretty good marketplace and a lot of people feeling good about Align and our technology.

John Kreger - William Blair & Company - Analyst

Great. Thank you.

Shirley Stacy - Align Technology, Inc. - VP, Corporate Communications and IR

Next question, please.

Operator

Your next question is from Jeff Johnson from Robert Baird.

Jeff Johnson - Robert W. Baird & Company, Inc. - Analyst

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

Thank you, good afternoon, guys. Joe, I just wanted to ask you on the extra aligners or the additional aligners policy, how much of that is maybe going after some competitive accounts as well? I know when we go out and talk to some docs who use maybe one or two of your other competitors, especially one that you've had some legal issues here with recently. We hear that's one of the things some docs do like about their policy. Is this done at all to kind of target that? And then a follow-up there is just, you make some personnel changes here. You're addressing a primary customer concern as kind of your first two moves that we're seeing publicly anyway. Anything else, I wouldn't expect that you announce a third change here or something on this call, but are there other changes we should expect to see out of you here in the next three to six months? Or are these kind of the first two big moves that we should expect for the near term?

Joe Hogan - Align Technology, Inc. - Present & CEO

I'll just answer your last question first. These are the biggest moves I plan to make at any time I can see. I think these are the ones that are kind of obvious in the sense that we had to address. From a competition standpoint is there's not a competitor out there strong enough right now to really forced our hand on the additional aligners play. I mean, that's just what the fact is. There's a lot of different dimensions we can compete with them, both in the United States and internationally. That didn't force our hand. Really, it's a relationship that we have with our customers. It's what we felt was the right thing to do to address that.

It's not saying that five or six years down the road that might have been a different situation. But that wasn't the driver of our decision. As far as competition goes overall, our competition right now is in the lower end of the segment. As you know, it's in the E5, E10, those kinds of easy cases that are out there. It's not forcing us to make any real competitive moves in the sense of addressing that right now in the marketplace. We've become -- we are very aware of it. We see it overseas as well in the United States. We know over the next couple of years, that will increase.

It's on a specific part of our portfolio. It's the easier part of the portfolio. It's not in the G3, G4, G5, and obviously G6 areas. It's smaller movement of teeth. I think the last thing I would mention is the, it kind of fell apart or it wasn't accentuated a lot in our announcement, was the lower arch that we just came out with and we positioned that with the E5 from a pricing standpoint, too. This is something customers have asked for for years is they just wanted the one aligner for that particular arch. It's very practical in the sense of what they've asked for and we hadn't responded to it and this is something we think will help our customers and will help our future competitiveness also.

Jeff Johnson - Robert W. Baird & Company, Inc. - Analyst

Okay. Understood. And that was actually going to be my follow-up question on the lower arch, you had mentioned at least in the prepared remarks the single arch so we'll assume that's that lower arch. Are you saying that you're going to price that at kind of the Express 5 level? Is that what I'm hearing? And then David, I thought the Express 5 promotion was going to end in July? It sounds like maybe in your remarks that's going to be extended. Is that correct in North America, that discounted price that went into effect over the last four or five months?

Joe Hogan - Align Technology, Inc. - Present & CEO

Jeff, first of all is the when you look at the product line and all, we had to repossession the Express 5 pricing to really allow the single arch to have that price point. Then we moved up our E5 price, and David can give you the specifics of what those numbers were.

David White - Align Technology, Inc. - CFO

Yes, so Jeff, we haven't -- I don't think we've formally announced it yet, but have we? Okay. I'm being told we have. (laughter)

Jeff Johnson - Robert W. Baird & Company, Inc. - Analyst

Tonight is as good a night as any, David.

David White - Align Technology, Inc. - CFO

You're right. I remember it well, there was an announcement. The promotion that we ran in Q2 actually started toward the end of Q1 and it ran through June 30. We had about a three-week period before we launched and announced the single arch product. When we announced the single arch product, with that we announced a new promotion for E5, one for dual arch and one for single arch. The pricing on the dual arch E5 is higher, that the discount is -- they are saying differently, the discount is not as large as what it was in Q2, but yet we are also offering a nice discount on the single arch as well, so that when you actually look at those two together, we think it will attract

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

adoption for those patients at a nice price point that only need one arch treated. And we think it will still preserve a good demand for those that need dual arch. The pricing has gone up a little bit from where it was in Q2.

Jeff Johnson - Robert W. Baird & Company, Inc. - Analyst

Thank you.

Shirley Stacy - Align Technology, Inc. - VP, Corporate Communications and IR

Thanks, Jeff, next question please.

Operator

Our next question is from Brandon Couillard from Jefferies.

Brandon Couillard - Jefferies LLC - Analyst

Thanks, good afternoon. Joe, you talked quite a bit about changes and opportunities you're making in the commercial organization. I would be curious to get your view as to the adequacy or efficiency of the R&D budget, and R&D organization and whether you think there is room for some further changes or enhancements in that side of the business.

Joe Hogan - Align Technology, Inc. - Present & CEO

Look, I think from an R&D standpoint, there's a lot to do here because there's still a huge amount of penetration we can do, especially as we go up the curve in the sense of both on the aligner itself but also the technology, what we call the digital ecosystem behind that. So look, I like the way it's placed in the sense of the efficiency of it between Russia and United States and what we have in Israel on the scanner side. So right now, I feel good about where we are. We've put a significant number of resources into R&D and technology over the last couple of years. They look like they've been well placed.

I talk about going out and seeing customers but Zelko, who runs our technology organization, has spent a significant amount of time with he and his people here recently, too. And really, I'm impressed with what we have here. But this is a technology organization. This is some -- we have to put money in in technology into these products to continue to advance the science, and given the level of penetration and what we've seen as a result of that investment, I think it's a good thing to do.

Brandon Couillard - Jefferies LLC - Analyst

David, the 700 units iTero orders in the second quarter, were those upgrades or new users? And given the new disclosures in the presentation, I appreciate that. Would you care to comment on the size of the installed base in North America?

David White - Align Technology, Inc. - CFO

As far as the 700 orders, I don't have the breakout here in front of me but part of that is obviously doctors that are upgrading. Some of that is doctors that are getting a second scanner for their office, and then there is other doctors that are getting their first scanner. And all of those are great facts for us. We like to see the adoption, and Joe mentioned some of the excitement we have seen generally about it in some of the shows where we featured it. As far as the installed base, I'm not sure we've upgraded that except when at year end, was it Shirley? When was it then? Do you remember? About 4,000 I think was the last time we upgraded that at the analyst meeting.

Brandon Couillard - Jefferies LLC - Analyst

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

Super, thank you.

Operator

Our next question is from Glenn Santangelo from Credit Suisse.

Glen Santangelo - Credit Suisse - Analyst

Thanks, and good evening. I just want to talk a little bit about ASPs and margins. I mean I think I understand the commentary this quarter. ASPs were impacted by some of the promotional activity and maybe some higher -- the revenue deferral and FX. But if we kind of look at ASPs in terms of what you're implying next quarter based on the revenue guidance, it looks like ASPs tick down again a fair amount sequentially. Is that all attributable to the new deferral arrangement or is there some other promotional activity in Q3 that's kind of worth calling out?

Joe Hogan - Align Technology, Inc. - Present & CEO

Most of that, Glen, is related to the additional aligners. In fact, the vast majority of it is. You compute back into our ASPs probably off of our guidance. Substantially all of this is additional aligners. There is -- we talked earlier about a price increase that we implemented. We implemented that effective April 1 in North America. We didn't -- we won't see the full affect of that price increase for North America anyway until Q3. We implemented the price increase of 50 euro in international and that came into effect on July 1. And we will probably only see a partial impact of that in Q3. It's just that we work off old cases and so forth that were submitted at the old price. And those -- and so you've got that price uplift there and we've got some promotions like we're running on, will continue to run on the E5 and so forth and go from there. But not from a quarter-over-quarter standpoint, Q2 to Q3, FX is pretty much not in the picture. It's really the change in policy with some plus side on the price increase and then some additional promotions.

Glen Santangelo - Credit Suisse - Analyst

That's helpful. David, maybe if I could just expand the conversation into margins. It kind of sounds like you're modeling FY15 without margins down 400 to 500 basis points. Joe, maybe it's a good question for you. On last quarter's call, Tom talked about an investment in a new ERP system. He talked about making sleep apnea investments. Now you kind of have the new sort of deferral arrangement. You've got FX playing a role in there. So I'm trying to think about FY16 margins. And I know you don't want to guide on that, but should I think about or just stay on your margins for the full two years until you sort of work your way or through all the grandfathered cases before we sort of get to a cleaner run rate a couple of years from now. I'm just trying to think about how we should think about the margin progression, just kind of knowing the information that you kind of gave us tonight.

Joe Hogan - Align Technology, Inc. - Present & CEO

Glen, I'd first start off my answer with, you know, our goal here is to be between 25% and 30% operating margin. This team knows it. I know that. The Board knows it. We want you guys to know it, too. This is an unusual year and quarter because of just what you mentioned. There's ERP, sleep apnea, there's foreign exchange. It really weighs on us year to year. It's not going to be quarter to quarter but it's year to year right now. And so it is a lot of static in this quarter. And obviously, we've prepared to try to make this as clean as possible for you to understand what's going on. There is also behind this whole thing is a significant volume lift. We're seeing that now. We feel good about that volume piece and I'm not ready to declare anything for 2016, but you want to see that kind of volume lift go into 2016. And we will build the particular operating model around 2016. We are not done with that yet, that helps us to go for the goals that we're striving for between 25% and 30%. David, do you want to add anything?

David White - Align Technology, Inc. - CFO

Yes, I think Glen, your comment about the change, it will take probably a couple of years for that to work its way out. So we are going to have that little bit of a drag on operating margins for that time period. But once I think that kind of settles out and so forth, like Joe said. We expect to be driving the business towards that long-term model. We have hit that long-term model before. We did in 2014, and we are committed to doing it prospectively going forward. And I will just add one other thing. As you think about 2016, you realize when we gave our guidance for this year and actually even the comment I made in my remarks today, ERP is a drag on margins of a little over 1 point right now. And that should fall off mid-year next year and so there is at least that piece of it. It should get better.

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JULY 23, 2015 / 08:30PM GMT, ALGN - Q2 2015 Align Technology Inc Earnings Call

Glen Santangelo - Credit Suisse - Analyst

Could you maybe just give us any color around the sleep apnea investment? How big it is and when we should anniversary that, or that roll off?

Joe Hogan - Align Technology, Inc. - Present & CEO

Glen, I think as much as I can say about this right now is we're still working through that and determining exactly what it means. We are still in the beginning phases. I would say we might have been a little bit early in mentioning that to you, and but as far as we are working through that in subsequent quarterly reports, we'll bring you up-to-date.

Glen Santangelo - Credit Suisse - Analyst

Okay, thanks for the details.

Shirley Stacy - Align Technology, Inc. - VP, Corporate Communications and IR

Thanks, Glen, and thank you everyone for joining us today. This completes our conference call. If you have any additional questions, please contact investor relations. Have a great day.

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